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Exhibit 10.2

PARTNERSHIP INTEREST SALE AND PURCHASE AGREEMENT

        This PARTNERSHIP INTEREST SALE AND PURCHASE AGREEMENT (this "Agreement"), dated as of December 16, 2004 is entered into by and among Liberty Media International, Inc., a Delaware corporation ("LMI"), Belgian Cable GP, LLC, a Delaware limited liability company ("LMI GP 1"), Belgian Cable GP II, LLC, a Delaware limited liability company ("LMI GP 2" and, together with LMI and LMI GP 1, the "LMI Parties"), United Pan-Europe Communications N.V., a corporation organized under the laws of The Netherlands ("UPC"), chello Media Investments B.V., a limited liability company organized under the laws of The Netherlands ("CM"), chello Media Belgium I B.V., a limited liability company organized under the laws of The Netherlands ("CMB I"), and chello Media Belgium II B.V., limited liability company organized under the laws of The Netherlands ("CMB II" and, together with UPC, CM and CMB I, the "CM Parties"), and Liberty Media Corporation, a Delaware corporation ("LMC"), for the purposes of Article VII and Section 9.19 only.

RECITALS

        WHEREAS, LMI GP 1 and LMI GP 2 are the sole general partners of Belgian Cable Holdings, a Delaware general partnership and formerly a Delaware corporation known as "Liberty Belgium, Inc." ("Belgian Cable Holdings");

        WHEREAS, on October 15, 2004, LMI, Belgian Cable Holdings, Cable Partners Europe L.L.C., a Delaware limited liability company ("CPE"), and Callahan Associates Holding Belgium L.L.C., a Delaware limited liability company ("CAHB") (to be converted as described below into a Delaware general partnership to be known as "Belgian Cable Investors"), entered into a Restructuring Agreement (the "Restructuring Agreement") relating to the acquisition of common and preferred interests in CAHB, as described herein (the "Restructuring");

        WHEREAS, in connection with the Restructuring, (a) on October 15, 2004, Belgian Cable Holdings, CAHB, CPE and certain affiliates of Evercore Capital Partners named therein (the "Evercore Shareholders") entered into a Settlement Agreement (the "Settlement Agreement") relating to the redemption of certain securities of CPE held by the Evercore Shareholders and the settlement of certain claims and (b) Belgian Cable Holdings, CPE, CAHB, the Evercore Shareholders, CDP Capital Communications Belgique, Inc., a corporation incorporated under the laws of Quebec, ML Private Equity Associates LLC, a Delaware limited liability company, Callahan InvestCo Belgium 1 S.à r.l., a Luxembourg limited liability company ("InvestCo 1"), and Callahan InvestCo Belgium 2 S.à r.l., a Luxembourg limited liability company ("InvestCo 2"), entered into a letter agreement (the "Letter Agreement") and a Second Amended & Restated Shareholders Agreement (the "Second Amended Shareholders Agreement") revising the governance and other matters relating to InvestCo 1 and InvestCo 2 and certain other securities of Telenet Group Holding NV, a Belgium limited liability company ("Telenet") held by the Evercore Shareholders;

        WHEREAS, in connection with the completion of the Restructuring, a recapitalization of InvestCo 1 and InvestCo 2 is to occur involving, among other things, (a) the conversion of outstanding InvestCo 1 preferred and ordinary shares into InvestCo 1 Initial Recapitalization Preferred Shares and InvestCo 1 Initial Recapitalization Ordinary Shares, respectively; (b) the conversion of outstanding InvestCo 2 preferred and ordinary shares into InvestCo 2 Initial Recapitalization Preferred Shares and InvestCo 2 Initial Recapitalization Ordinary Shares, respectively; (c) the exchange of outstanding InvestCo 1 and InvestCo 2 preferred equity certificates for InvestCo 1 Initial Recapitalization PECs and InvestCo 2 Initial Recapitalization PECs, respectively; (d) the exchange of outstanding InvestCo 1 Loan Notes (Telenet) and the Motorola Bridge Loan for InvestCo 1 Initial Recapitalization Loan Notes; and (e) the exchange of outstanding InvestCo 2 Loan Notes (Telenet) for InvestCo 2 Initial Recapitalization Loan Notes;

        WHEREAS, pursuant to the terms of an Amendment to Restructuring Agreement, dated December 15, 2004 (the "Restructuring Agreement Amendment"), among LMI, Belgian Cable Holdings, CPE and CAHB, in connection with the Restructuring CAHB will be converted from a Delaware limited liability company to a Delaware general partnership, the partners of which will be Belgian Cable Holdings and a wholly-owned Subsidiary of CPE;

        WHEREAS, LMI GP 1 wishes to sell and CMB I wishes to purchase the 50% general partnership interest in Belgian Cable Holdings held by LMI GP 1 (the "General Partnership Interest 1") and LMI GP 2 wishes to sell and CMB II wishes to purchase the 50% general partnership interest in Belgian Cable Holdings held by LMI GP 2 (the "General Partnership Interest 2") (together with the General Partnership Interest 1, the "Partnership Interests") on and subject to the terms of this Agreement;

        WHEREAS, LMC is party to an engagement letter, dated October 22, 2003 (the "Lehman Engagement Letter"), with Lehman Brothers ("Lehman") relating to the provision of services in furtherance of an investment in Telenet, which engagement of Lehman under the Lehman Engagement Letter has been terminated;

        WHEREAS, in connection with the acquisition of the Partnership Interests, UPC has agreed to assume certain liabilities of LMC and to indemnify LMC for and against such liabilities;

        WHEREAS, capitalized terms not otherwise defined in this Agreement will have the respective meanings set forth in Exhibit A hereto.

        NOW, THEREFORE, in consideration of the foregoing recitals and of the representations, warranties and agreements contained herein, the Parties hereby agree:

ARTICLE I
SALE AND PURCHASE; CLOSING

        1.1   Upon the terms set forth in this Agreement and for the consideration set forth herein, LMI GP 1 hereby sells the General Partnership Interest 1 to CMB I, and CMB I hereby purchases the General Partnership Interest 1 from LMI GP 1, free and clear from all Encumbrances and together with all rights and advantages attaching thereto.

        1.2   Upon the terms set forth in this Agreement and for the consideration set forth herein, LMI GP 2 hereby sells the General Partnership Interest 2 to CMB II, and CMB II hereby purchases the General Partnership Interest 2 from LMI GP 2, free and clear from all Encumbrances and together with all rights and advantages attaching thereto.

        1.3   The closing of the purchase and sale of the Partnership Interests as set forth in Sections 1.1 and 1.2 (the "Closing") is occurring concurrently with the execution and delivery of this Agreement (the "Closing Date") at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112.

ARTICLE II
CONSIDERATION

        2.1   The purchase price for the General Partnership Interest 1 (the "GP 1 Purchase Price") is equal to $60,534,106.23. The purchase price for the General Partnership Interest 2 (the "GP 2 Purchase Price") is equal to $60,534,106.22. The GP 1 Purchase Price and the GP 2 Purchase Price together constitute the "Aggregate Purchase Price", which Aggregate Purchase Price has been determined in the manner specified in Exhibit B hereto.

        2.2   The Aggregate Purchase Price is being paid in dollars by CM, on behalf of CMB I and CMB II, to LMI, on behalf of LMI GP 1 and LMI GP 2, concurrently with the execution and delivery of this Agreement, by wire transfer of immediately available funds to the LMI Account.

ARTICLE III
CLOSING DELIVERIES

        3.1   Concurrently with the execution and delivery of this Agreement, LMI GP 1 is delivering or causing to be delivered to CMB I against payment of the GP 1 Purchase Price:

          (a)   instruments of transfer for the transfer of the General Partnership Interest 1, duly executed by LMI GP 1; and

          (b)   a receipt for the payment of the GP 1 Purchase Price, duly executed by LMI GP 1.

        3.2   Concurrently with the execution and delivery of this Agreement, LMI GP 2 is delivering or causing to be delivered to CMB II against payment of the GP 2 Purchase Price:

          (a)   instruments of transfer for the transfer of the General Partnership Interest 2, duly executed by LMI GP 2;

          (b)   a receipt for the payment of the GP 2 Purchase Price, duly executed by LMI GP 2;

          (c)   original copies of the organizational documents of Belgian Cable Holdings, including without limitation the certificate of incorporation and bylaws of Liberty Belgium, Inc. and the partnership agreement of Belgian Cable Holdings; the minute books of Belgian Cable Holdings containing the minutes of all meetings, and all actions by written consent, of shareholders, partners, directors and committees of boards of directors and representatives since the time of incorporation of Liberty Belgium, Inc. through and following of conversion to a partnership; and all other books and records of Belgian Cable Holdings to the Closing;

          (d)   copies of the certificate of conversion to partnership and statement of partnership existence for Belgian Cable Holdings certified on or soon before the Closing Date by the Secretary of State of Delaware and all documents filed in connection with the conversion of Belgian Cable Holdings to a partnership;

          (e)   original, fully executed copies of each of the documents entered into or delivered by, on behalf of or to (but only to the extent an original copy was received by) any LMI Party or Belgian Cable Holdings in connection with the Restructuring, including without limitation:

            (i)    the Amended Restructuring Agreement, the Settlement Agreement, the Letter Agreement, the Second Amended Shareholders Agreement and any document, agreement or instrument delivered in connection therewith, together with all attachments and exhibits to each of the foregoing and all as in effect on the date hereof (the "Restructuring Documents");

            (ii)   the Lehman Engagement Letter;

            (iii)  the Motorola Bridge Loan Assignment Agreement together with any other documents evidencing Belgian Cable Holdings' 66.04% share of the Motorola Bridge Loan and rights in associated collateral;

            (iv)  the Merrill Loan Assignment Agreement together with any other documents evidencing Belgian Cable Holdings' ownership of the entire Merrill Loans and rights in associated collateral;

            (v)   the Merrill Letter; and

          (f)    the assignment agreement, dated as of April 1, 2004, among Motorola, Inc., Belgian Cable Holdings and LMC (the "Motorola New Subordinated Note Acquisition Agreement") and other documents evidencing Belgian Cable Holdings' ownership of the entire Motorola New Subordinated Note (the Lehman Engagement Letter, the Motorola Bridge Loan Agreement, the Merrill Loan Assignment Agreement, the Merrill Letter, the Motorola New Subordinated Note

  Acquisition Agreement and the documents evidencing Belgian Cable Holdings' ownership of 66.04% of the Motorola Bridge Loan, the entire Merrill Loan and the entire Motorola New Subordinated Note and, in each case, rights in associated collateral, are collectively referred to as the "Ancillary Documents");; and

          (g)   an executed opinion of Baker Botts L.L.P. in the form attached hereto as Exhibit C dated as of the Closing Date.

        3.3   Concurrently with the execution and delivery of this Agreement, CMB I is delivering or causing to be delivered:

          (a)   to LMI GP 1, against transfer of the General Partnership Interest 1, (i) payment of the GP 1 Purchase Price in the manner specified in Section 2.2, and (ii) a receipt for the transfer of the General Partnership Interest 1, duly executed by CMB I; and

          (b)   to Belgian Cable Holdings, an instrument agreeing to be bound by the partnership agreement of Belgian Cable Holdings, duly executed by CMB I.

        3.4   Concurrently with the execution and delivery of this Agreement, CMB II is delivering or causing to be delivered:

          (a)   to LMI GP 2, against transfer of the General Partnership Interest 2, (i) payment of the GP 2 Purchase Price in the manner specified in Section 2.2, and (ii) a receipt for the transfer of the General Partnership Interest 2, duly executed by CMB II; and

          (b)   to Belgian Cable Holdings, an instrument agreeing to be bound by the partnership agreement of Belgian Cable Holdings, duly executed by CMB II.

        3.5   Concurrently with the execution and delivery of this Agreement, UPC is delivering or causing to be delivered (a) an executed opinion of Holme Roberts & Owen LLP in the form attached hereto as Exhibit D-1 dated as of the Closing Date and (b) an executed opinion of Allen & Overy LLP in the form attached hereto as Exhibit D-2 dated as of the Closing Date.

ARTICLE IV
LMI WARRANTIES

        LMI represents and warrants to CM as at the date hereof as follows:

LMI's Transactional Warranties

        4.1   Organization. LMI is duly incorporated, validly existing and in good standing under the laws of Delaware. LMI GP 1 and LMI GP 2 are each duly organized, validly existing and in good standing under the laws of Delaware. Belgian Cable Holdings (a) is validly formed and validly existing under the laws of Delaware; (b) has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted; and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in the case of clauses (b) or (c), where the failure to have such power or authority or to be so qualified licensed or in good standing does not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Belgian Cable Holdings.

        4.2   Power and Authority. Each of the LMI Parties has all requisite corporate or limited liability company power and authority to enter into and perform this Agreement and any other documents executed by any of them hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the LMI Parties of this Agreement and any other documents to be executed by them hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each LMI Party, as applicable. This Agreement and such other documents executed hereunder constitute (assuming the due execution and delivery hereof and thereof by the CM Parties, as applicable) binding obligations on the LMI Parties enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors rights generally and subject to general equitable principles.

        4.3   No Consents. No consent, approval, or waiver of, notice to, or filing with, any other Person is required, on behalf of LMI or any of its Affiliates in connection with the execution, delivery, or performance (a) by any LMI Party of this Agreement or any of the other documents executed by any LMI Party hereunder or the consummation of the transactions contemplated hereby or (b) by Belgian Cable Holdings under the Restructuring Documents or any of the other documents executed by any of them thereunder or in connection with the consummation of the transactions contemplated thereby, except any such consent, approval, waiver, notice or filing (i) the failure of which to be obtained or made will not affect any LMI Party's performance of its obligations under this Agreement, (ii) of, to or with the European Commission or to the competition authorities of any of the Member States of the European Union or (iii) in the case of (b), required as a result of the ownership of Belgian Cable Holdings by a CM Affiliate.

        4.4   No Conflicts. Neither the execution and delivery of and performance by the LMI Parties of their respective obligations under this Agreement and any other documents executed hereunder and the consummation of the transactions contemplated hereby nor the execution and delivery of and performance by Belgian Cable Holdings of its obligations under the Restructuring Documents and any of the other documents to be executed by Belgian Cable Holdings thereunder or in connection with the consummation of the transactions contemplated thereby:

          (a)   violate or conflict with any provision of the organizational documents of any LMI Party or Belgian Cable Holdings as in effect on the date hereof or any foreign or domestic statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or Judgment applicable to any of them, except, in the case of the completion of the Restructuring, (i) any such statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or Judgment requiring any consent, approval, waiver, notice or filing of, to or with the European Commission or the competition authorities of any of the Member States of the European Union or (ii) any such violation or conflict that arises as a result of the ownership of Belgian Cable Holdings by a CM Affiliate; or

          (b)   conflict with, result in a breach or violation of, (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination, cancellation, acceleration, repurchase, prepayment, repayment, or increased payments) under, or give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay, or make increased payments) under, or result in the loss or modification of any material benefit under, any agreement, obligation or instrument to which any LMI Party or Belgian Cable Holdings is a party or pursuant to which it is subject to a legally binding obligation; or

          (c)   result in the creation of any Encumbrance on the Partnership Interests.

        4.5   Ownership of Partnership Interests. LMI GP 1 and LMI GP 2 each has good and valid title to its respective Partnership Interest together with the right to sell the respective Partnership Interest to CMB I and CMB II free from all Encumbrances and together with all rights and advantages now and hereafter attaching thereto without the prior consent of any third party on the terms and conditions of this Agreement. The Partnership Interests of LMI GP 1 and LMI GP 2 together constitute 100% of the partnership interests in Belgian Cable Holdings. There no other outstanding rights, options, warrants, calls, conversions, or other commitments or agreements of any nature with respect to the direct or indirect acquisition, purchase, sale, transfer, assignment, creation or issuance of any partnership interest in Belgian Cable Holdings.

        4.6   No Brokers. There is no broker, finder, investment banker or similar intermediary that has been retained by, or is authorized to act on behalf of, any LMI Party, LMC, Belgian Cable Holdings or any of their respective Affiliates, who will be entitled to any fee, commission or other amount in connection with this Agreement or the Restructuring Documents or any other documents executed hereunder or thereunder or upon consummation of the transactions contemplated hereby or thereby and which fee, commission or other amount could reasonably be expected to be or become a liability of CM or any of its Affiliates or Belgian Cable Holdings. Without limiting the generality of the foregoing, all fees, commissions and other amounts payable or accrued through, to and including the time of the Closing arising as a result of the actions of LMI and its Affiliates prior to such time pursuant to any of the Ancillary Documents have been paid in full by or on behalf of each of LMI, LMC or any of their respective Affiliates and neither Lehman, Merrill nor any of their respective Affiliates will be entitled to any fee, commission or other amount in connection with this Agreement or the Restructuring Documents or any other documents executed hereunder or thereunder or as a result of the consummation of the transactions contemplated hereby or thereby, except any amounts payable to an affiliate of Merrill as a result of such affiliate's ownership of securities of InvestCo 1 and InvestCo 2 and under the Restructuring Documents.

Additional Warranties Concerning Belgian Cable Holdings

        4.7   No Subsidiaries. Belgian Cable Holdings has no direct or indirect Subsidiaries or any investment in any Person other than the investments in CPE, CAHB, InvestCo 1 and InvestCo 2 represented by the documents listed on Exhibit E evidencing the Merrill Loans, the Motorola New Subordinated Note and the Motorola Bridge Loan (collectively, the "Debt Documents").

        4.8   No Real Property. Belgian Cable Holdings does not own or lease any real property or any interest in any real property.

        4.9   Assets. Belgian Cable Holdings has good and valid title to the assets (including without limitation a 66.04% interest in the Motorola Bridge Loan, a 100% interest in the Merrill Loans, and a 100% interest in the Motorola New Subordinated Note) used by it, free and clear of all Encumbrances. The amounts set forth on Exhibit B hereto as, respectively, the Motorola Bridge Loan Cost, the Merrill Loan Cost 1 and the Merrill Loan Cost 2, and the Motorola New Sub Cost are the amounts paid by or on behalf of Belgian Cable Holdings to acquire its interests in the Motorola Bridge Loan, the Merrill Loans, and the Motorola New Subordinated Note, respectively. Such interests were acquired by Belgian Cable Holdings on March 31, 2004, December 16, 2003, and June 30, 2004, respectively. The amounts set forth on Exhibit B hereto as, respectively, the Merrill Additional Funding 1 and the Merrill Additional Funding 2 are the amounts funded to CPE by or on behalf of Belgian Cable Holdings under the Merrill Loans on June 30, 2004 and September 29, 2004, respectively.

        4.10 Liabilities. Except for liabilities pursuant to the Restructuring Documents, the Debt Documents and the Ancillary Documents, Belgian Cable Holdings has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than Taxes.

        4.11 Contracts.

          (a)   Except for the Restructuring Documents, the Debt Documents and the Ancillary Documents, there is no material Contract or Judgment to which Belgian Cable Holdings is a party or pursuant to which it is subject to a legally binding obligation.

          (b)   (i) each LMI Party has performed all material obligations required to be performed by it to the time of the Closing under each of the Restructuring Documents, the Debt Documents and the Ancillary Documents and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to LMI's knowledge, no other party to any of the Restructuring Documents or the Debt Documents is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder (including without limitation any inaccuracy in or breach of any representation or warranty of any such party), other than CPE's, CAHB's and InvestCo 1's obligations under the Debt Documents (other than the Debt Documents relating to the Motorola New Subordinated Note), which are in default; and (ii) no LMI Party has received any notice of the intention of any party to terminate any of such Restructuring Documents or Debt Documents.

          (c)   There is no inaccuracy in or breach of any representation or warranty of any of the LMI Parties in any of the Restructuring Documents or the Debt Documents. To LMI's knowledge, all conditions precedent to the obligations of the parties to consummate the transactions to be consummated under the Restructuring Documents (other than actions to be taken and deliveries to be made by such parties at the completion of the Restructuring) have been satisfied and none have been waived by any party thereto, other than any such waiver that has been approved in writing by UPC, provided that no representation or warranty is made by LMI regarding the accuracy or breach of any representation or warranty made in the Restructuring Documents, other than representations or warranties of any of the LMI Parties therein. None of the Restructuring Documents or the Debt Documents has been amended, other than any such amendment that has been approved in writing by UPC.

          (d)   LMC has performed all obligations required to be performed by it to date under each of the Lehman Engagement Letter and the Motorola New Subordinated Note Acquisition Agreement, and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder.

          (e)   LMI has provided the CM Parties with copies that are true, correct and complete of all Restructuring Documents, Debt Documents and the Ancillary Documents, as amended to date. To LMI's knowledge, there are no documents evidencing or securing the Merrill Loans, the Motorola New Subordinated Note or the Motorola Bridge Loan except for the Debt Documents.

        4.12 No Employees or Consultants. Belgian Cable Holdings has no and has never had any employee or consultant, except as set forth in the Lehman Engagement Letter and the Merrill Letter and except for Baker Botts L.L.P., Arendt & Medernach and Freshfields. There are no Contracts between Belgian Cable Holdings and any current or past officer or director of Belgian Cable Holdings.

        4.13 Legal Compliance. Belgian Cable Holdings (a) is in compliance with, and since its formation has complied with, the terms of any foreign or domestic statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or Judgment applicable to it and (b) no Legal Proceeding, claim, demand, or notice has been filed or commenced against Belgian Cable Holdings alleging any failure to so comply. Notwithstanding anything to the contrary in clause (a) of this Section 4.13, no representation is made as to whether Belgian Cable Holdings is in compliance with, and since its formation has complied with, the terms of any statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or Judgment applicable to it promulgated by the European Commission or the competition authorities of any of the Member States of the European Union.

        4.14 Interested Party Transactions. Other than transactions required or permitted by this Agreement or the other documents referred to herein or to be executed hereunder, there are no transactions between Belgian Cable Holdings, CAHB, InvestCo 1, InvestCo 2, Telenet or any Subsidiary thereof, on the one hand, and, on the other hand, (i) LMI or any of its Controlled Affiliates (other than Belgian Cable Holdings), (ii) any director, officer, or, to LMI's knowledge, employee of LMI or any such Controlled Affiliate, or (iii) any Person that is a member of the immediate family (as such term is defined in Rule 16a-1(e) promulgated under the Securities Exchange Act of 1934, as amended) of any such director, officer, or, to LMI's knowledge, employee.

        4.15 Books and Records. LMI has delivered to CM true, correct, and complete copies of (a) Belgian Cable Holdings' (and Liberty Belgium, Inc.'s) organizational documents, as amended to date, and (b) share ledgers, minutes books containing the minutes of all meetings, and all actions by written consent, of shareholders, directors and committees of directors since the time of its organization, and all other corporate and partnership books and records of Belgian Cable Holdings (and Liberty Belgium, Inc.).

        4.16 Legal Proceedings.

          (a)   There is no Legal Proceeding pending, or to LMI's knowledge, threatened in writing relating to Belgian Cable Holdings.

          (b)   Without limiting the generality of Section 4.16(a),

            (i)    Belgian Cable Holdings has not (A) applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its assets, (B) made a general assignment for the benefit of its creditors, (C) commenced a voluntary case under any applicable law relating to bankruptcy or insolvency, (D) filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (E) failed to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any applicable law relating to bankruptcy or insolvency, or (F) taken any corporate or partnership action for the purpose of effecting any of the foregoing,

            (ii)   no proceeding or case has been commenced, without the application or consent of Belgian Cable Holdings, in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Belgian Cable Holdings or of all or any substantial part of its assets, or (C) similar relief in respect of Belgian Cable Holdings under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and

            (iii)  no Judgment for relief against Belgian Cable Holdings has been entered in an involuntary case under any applicable law relating to bankruptcy or insolvency.

        4.17 Powers of Attorney. There are no outstanding powers of attorney granted by Belgian Cable Holdings.

        4.18 Tax Warranties.

          (a)   Belgian Cable Holdings was formed on December 10, 2004 in a transaction which resulted in the liquidation of Liberty Belgium, Inc. for U.S. federal income tax purposes. For U.S. federal income tax purposes, Liberty Belgium, Inc. ceased to exist on that date. Prior to such date, Liberty Belgium, Inc. had been taxable as a corporation for U.S. federal income tax purposes and was included in the consolidated federal income tax return of LMI. Belgian Cable Holdings has been classified as a disregarded entity for U.S. federal income tax purposes for all taxable periods from the date of its formation until the day prior to the Closing Date and has not made any election to be classified as a corporation for U.S. federal income tax purposes.

          (b)   All material Tax Returns required to be filed on or before the date hereof by or on behalf of Liberty Belgium, Inc. and Belgian Cable Holdings (collectively, the "LMI Belgium Entities") have been duly filed on a timely basis and such Tax Returns (including without limitation all attached statements and schedules) are true, correct, and complete in all material respects. All material Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis. No claim has been made or threatened by any jurisdiction where any LMI Belgium Entity does not file returns that any LMI Belgium Entity is or may be subject to tax in that jurisdiction.

          (c)   The LMI Belgium Entities have withheld and paid over all Taxes required to have been withheld and paid over (including without limitation any estimated Taxes), and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any creditor, independent contractor, or other third party.

          (d)   There are no Encumbrances on any of the assets of LMI Belgium Entities with respect to Taxes, other than Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves (as determined on a GAAP basis) have been established.

          (e)   None of the LMI Belgium Entities has been a member of an affiliated, consolidated, combined or unitary group, other than one of which LMC or LMI was the common parent.

          (f)    There is no audit of any Tax Return of any LMI Belgium Entities by a Tax Authority in process, pending or threatened.

          (g)   No deficiencies exist or have been asserted with respect to Taxes of any of the LMI Belgium Entities, and no written notice has been received by any of the LMI Belgium Entities that it has not filed a Tax Return or paid Taxes required to be filed or paid by it.

          (h)   No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of any of the LMI Belgium Entities.

          (i)    There are no requests for rulings, subpoenas or requests for information pending with respect to Taxes of any of the LMI Belgium Entities.

          (j)    No power of attorney has been granted by any of the LMI Belgium Entities with respect to any matter relating to Taxes.

          (k)   None of the LMI Belgium Entities is (or has ever been) a party to any Tax sharing agreement or similar agreement between affiliated corporations.

          (l)    None of the LMI Belgium Entities has entered into or is a party to any compensatory agreement with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Code Section 280G or an excise tax to the recipient of such payment pursuant to Code Section 4999.

          (m)  None of the LMI Belgium Entities has disposed of any property that is presently being accounted for under the installment method.

          (n)   None of the LMI Belgium Entities has or has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the U.S. and such foreign country.

          (o)   The sales of the General Partnership Interest 1 by LMI GP 1 to CMB I and the General Partnership Interest 2 by LMI GP 2 to CMB II are not subject to the Tax withholding provisions of Code 3406 or of Subchapter A of Chapter 3 of the Code.

ARTICLE V
UPC WARRANTIES

        UPC represents and warrants to LMI as at the date hereof as follows:

        5.1   Organization. Each of the CM Parties is duly organized and validly existing under the laws of The Netherlands.

        5.2   Power and Authority. Each of the CM Parties has all requisite corporate or other organizational power and authority to enter into and perform this Agreement and any other documents executed by any of them hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the CM Parties of this Agreement and any other documents executed hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other organizational action on the part of each CM Party, as applicable. This Agreement and such other documents executed hereunder (assuming the due execution and delivery hereof and thereof by the LMI Parties and LMC, as applicable) constitute binding obligations on the CM Parties enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors rights generally and subject to general equitable principles.

        5.3   No Consents. No consent, approval, or waiver of, notice to, or filing with, any other Person is required, on behalf of CM or any CM Affiliate in connection with the execution, delivery, or performance by any CM Party of this Agreement or any of the other documents executed by any CM Party hereunder or the consummation of the transactions contemplated hereby, including the Restructuring, except any such consent, approval, waiver, notice or filing (i) the failure of which to be obtained or made will not affect CM's or any CM Affiliate's performance of its respective obligations under this Agreement and the performance of the Restructuring or (ii) of or to the European Commission or to the competition authorities of any of the Member States of the European Union.

        5.4   No Conflicts. The execution and delivery of and performance by the CM Parties of their respective obligations under this Agreement and any other documents executed hereunder do not:

          (a)   violate or conflict with any provision of the organizational documents of the CM Parties or any foreign or domestic statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or Judgment applicable to any of the CM Parties, except, in the case of the completion of the Restructuring, any such statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or Judgment requiring any consent, approval, waiver, notice or filing of or to the European Commission or the competition authorities of any of the Member States of the European Union; or

          (b)   conflict with, result in a breach or violation of, (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination, cancellation, acceleration, repurchase, prepayment, repayment, or increased payments) under, or give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay, or make increased payments) under, or result in the loss or modification of any material benefit under, any agreement, obligation or instrument to which a CM Party is a party or pursuant to which it is subject to a legally binding obligation.

        5.5   No Brokers. There is no broker, finder, investment banker, or similar intermediary that has been retained by, or is authorized to act on behalf of, any CM Party or any CM Affiliate who will be entitled to any fee, commission or other amount in connection with this Agreement or the Restructuring Documents or any other documents executed hereunder or thereunder or upon consummation of the transactions contemplated hereby or thereby and which fee, commission or other amount could reasonably be expected to be or become a liability of LMI or any of its Affiliates.

        5.6   Investment. CMB I and CMB II are not acquiring the Partnership Interests with a view to selling them in connection with any distribution thereof within the meaning of the Securities Act.

        5.7   Tax Warranties. Each of CMB I and CMB II is wholly owned directly by chello Media Investments, B.V. ("CMI") and CMI is wholly owned directly by CM. CM is wholly owned directly by UPC. Each of CMB I, CMB II, CMI and CM has taken all actions (and has made all elections) to be properly classified as a disregarded entity of UPC for U.S. federal income tax purposes. UPC is properly classified as a corporation for U.S. federal income tax purposes.

ARTICLE VI
LIMITATIONS TO THE WARRANTIES

        6.1   No Party hereto shall be liable to another Party hereto for such other Party's lost profits, loss of use, lost revenues or other indirect, incidental, special or consequential damages arising from or relating to a Party's performance, non-performance, breach or default under a covenant, warranty, representation, term or condition hereof.

ARTICLE VII
INDEMNIFICATION

        7.1   The CM Parties, jointly and severally, agree to indemnify and hold harmless, and hereby indemnify and hold harmless, LMC and the LMI Parties and any of their respective Affiliates and their respective directors, officers, employees, agents successors and assigns (any such Person, a "Liberty Indemnified Party"), against any and all Losses suffered or incurred by such Liberty Indemnified Party as a result of, based upon, arising out of or otherwise in respect of:

          (a)   the nonperformance or breach by Belgian Cable Holdings or any other CM Affiliate after the time of the Closing of any term or provision of any Restructuring Document or any agreement or arrangement entered into by Belgian Cable Holdings or any other CM Affiliate in connection with the transactions contemplated by the Restructuring Documents, including those obligations to be performed at the closing of the Restructuring;

          (b)   any demand or claim by Lehman or Merrill or any of their respective Affiliates for additional compensation under any of the Ancillary Documents resulting from any action by CM or any other CM Affiliate;

          (c)   any obligation or liability of Belgian Cable Holdings incurred by Belgian Cable Holdings after the time of the Closing;

          (d)   any inaccuracy in or any breach of any representation or warranty of any CM Party contained in this Agreement;

          (e)   any nonperformance or breach of any covenant or agreement of any CM Party contained in this Agreement;

          (f)    the retention of any professional consultants or advisors by, or at the direction of, CM or any other CM Affiliate in relation to the investment in Telenet, except to the extent any Liberty Indemnified Party specifically agrees to be liable for all or part of the Losses attributable to the retention of such professional consultants or advisors (it being understood that the responsibility for the fees of certain professional advisors will be allocated between LMI and UPC as specified in Section 9.11 hereof);

          (g)   any Taxes of or with respect to Belgian Cable Holdings that are attributable to a Post-Closing Period; and

          (h)   any Taxes for which CM is responsible pursuant to Section 8.1 hereof.

        7.2   The LMI Parties, jointly and severally, agree to indemnify and hold harmless, and hereby indemnify and hold harmless, the CM Parties and any of their respective Affiliates and their respective directors, officers, employees, agents successors and assigns (any such Person, a "CM Indemnified Party"), against any and all Losses suffered or incurred by such CM Indemnified Party as a result of, based upon, arising out of or otherwise in respect of:

          (a)   any inaccuracy in or any breach of any representation or warranty of any LMI Party contained in this Agreement;

          (b)   any nonperformance or breach of any covenant or agreement of any LMI Party contained in this Agreement;

          (c)   the retention of any professional consultants or advisors by, or at the direction of, LMI or any of its Affiliates in relation to the investment in Telenet, except to the extent any CM Indemnified Party specifically agrees to be liable for all or part of the Losses attributable to the retention of such professional consultants or advisors (it being understood that the responsibility for the fees of certain professional advisors will be allocated between LMI and UPC as specified in Section 9.11 hereof);

          (d)   any Taxes of or with respect to any LMI Belgium Entity that are attributable to a Pre-Closing Period (other than Taxes for which CM is responsible pursuant to Section 8.1 hereof), and any liability of any LMI Belgium Entity for the payment of any Taxes as a result of having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group.

        7.3   Any Indemnified Party seeking indemnification under Sections 7.1 and 7.2 with respect to any third party claim, action, suit or proceeding (collectively, an "Action") shall promptly give notice of such Action to the party from which such indemnification is sought (the "Indemnifying Party"). The Indemnified Party's failure to so notify the Indemnifying Party of any Action shall not release the Indemnifying Party, in whole or in part, from its obligations to indemnify under this Article, except to the extent that the Indemnified Party's failure to so notify actually prejudices the Indemnifying Party's ability to defend against such Action. The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, shall (a) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 7.1 and 7.2 are applicable to such Action and that, subject to the remaining provisions of this Article VII, the Indemnifying Party will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Sections 7.1 and 7.2, (b) notify such Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and (c) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Action.

        7.4   The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance herewith in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (a) the Indemnifying Party has specifically agreed to pay such fees and expenses, (b) any relief other than the payment of money damages is sought against the Indemnified Party or (c) the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Action (in either of which cases the Indemnifying Party shall not have the right to direct the defense, compromise or settlement of such Action on behalf of the Indemnified Party), and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party, it being understood and agreed, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party together with its Affiliates, unless there shall be a conflict of interest between the Indemnified Party and an Affiliate thereof, in which case the Indemnifying Party shall not be liable for the fees and expenses of more than an aggregate of two separate firms of attorneys at any time for the Indemnified Party and its Affiliates. No Indemnified Party shall settle or compromise or consent to entry of any Judgment with respect to any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such Action in the manner provided above in this Section 7.3. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise or consent to entry of any Judgment with respect to any such Action (x) in which any relief other than the payment of money damages is or may be sought against any Indemnified Party, or (y) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Action.

ARTICLE VIII
TAX MATTERS

        8.1   Transfer Taxes.

          (a)   CM must pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any monetary adjustments, penalties and interest) incurred by any LMI Affiliate in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax). CM must file all necessary Tax Returns and other documentation with respect to all such Taxes, and if required by applicable Law, LMI must, and must cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. CM must pay all costs and expenses related to the performance of its obligations under this Section 8.1(a).

          (b)   CM must pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any monetary adjustments, penalties and interest) incurred by any LMI Belgium Entity in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax). CM must pay all of the costs and expenses incurred by any LMI Belgium Entity in filing all necessary Tax Returns and other documentation with respect to all such Taxes.

        8.2   Tax Return Preparation.

          (a)   Consolidated and Combined Returns for Pre-Closing Periods. Where required or permitted by applicable Law, LMI shall include the LMI Belgium Entities, or cause the LMI Belgium Entities (or their respective income and other tax items) to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of LMI for the taxable periods (or portions thereof) of the LMI Belgium Entities ending on or prior to the time of the Closing on the Closing Date and (B) where applicable, all other consolidated, combined or unitary Tax Returns for the taxable periods (or portions thereof) of the LMI Belgium Entities ending on or prior to the time of the Closing on the Closing Date, and shall pay any and all Taxes due with respect to the Tax Returns referred to in clause (A) or (B) of this Section 8.2(a).

          (b)   Separate Returns of Liberty Belgium, Inc. for Pre-Closing Periods. In addition to the Tax Returns described in Section 8.2(a), LMI shall prepare (or cause to be prepared) all Tax Returns of Liberty Belgium, Inc. which relate to a Pre-Closing Period, regardless of when such Tax Returns are required to be filed and shall pay any and all Taxes due thereon.

          (c)   Other Tax Returns of Belgian Cable Holdings. CM shall prepare (or cause to be prepared) all Tax Returns of Belgian Cable Holdings that are required to be filed after the Closing Date (other than any Tax Returns described in Section 8.2(a) or Section 8.2(b)), and LMI shall have the right to review and approve any Tax Returns which relate to a Pre-Closing Period (or portion thereof). CM shall timely pay or cause to be paid all Taxes shown on such Tax Returns; provided, however, that LMI shall pay the portion of the Taxes shown due on such Tax Returns that are attributable to the Pre-Closing Period (as determined in accordance with Section 8.3 hereof).

        8.3   Taxes Attributable to the Pre-Closing Period. The Taxes of the LMI Belgium Entities attributable to the Pre-Closing Period for any taxable period which includes, but does not end on, the Closing Date and any taxable period which ends on the Closing Date shall be (i) in the case of real or personal property Taxes, Taxes based on capital, or a flat minimum dollar amount tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the partial period through and including the Closing Date and the denominator of which is the total number of days in such taxable period, (ii) in the case of all other Taxes, the amount that would be payable if the relevant Tax period ended at the time of the Closing on the Closing Date, based upon a closing of the books of the applicable LMI Belgium Entity at such time.

        8.4   Refunds or Credits. Except as otherwise set forth in this Agreement, (i) to the extent any refunds or credits with respect to Taxes of any LMI Belgium Entities are attributable to Taxes actually paid by LMI or any of its Affiliates with respect to a Pre-Closing Period (other than as a result of the carry-back to a Pre-Closing Period of losses, credits or other benefits attributable to a Post-Closing Period), such refunds or credits shall be for the account of LMI, and (ii) to the extent that any refunds or credits with respect to Taxes of any LMI Belgium Entities are attributable to a Post-Closing Period, such refunds or credits shall be for the account of CM. CM shall forward to LMI or reimburse LMI for any such refunds or credits for the account of LMI within ten (10) days from receipt thereof by CM or any of its Affiliates (including for this purpose Belgian Cable Holdings). LMI shall forward to CM or reimburse CM for any refunds or credits for the account of CM within ten (10) days from receipt thereof by LMI or any of its Affiliates. Any refunds or reimbursements not made within the ten (10) day period specified above shall bear interest from the date received by the refunding or reimbursing party (or its Affiliate) at a rate of five percent (5%) per annum.

        8.5   Filing of Amended Returns and Elections. Any amended Tax Return or claim for Tax refund with respect to any LMI Belgium Entity may be made only by the Parent Party (or its Affiliates) responsible for preparing the original Tax Return for the applicable period with respect to such LMI Belgium Entity pursuant to Section 8.2. Such Parent Party (or its Affiliates) shall not, without the prior written consent of the other Parent Party, which consent shall not be unreasonably withheld or delayed, file, or cause to be filed, any such amended Tax Return or claim for Tax refund to the extent that such filing, if accepted, is likely to change the Tax liability of such other Parent Party (or any Affiliate of such other Parent Party) for any taxable period. Unless otherwise required by applicable Law, neither Parent Party nor any of their respective Affiliates will make, change or revoke (or cause to be made, changed, or revoked) any Tax election with respect to the LMI Belgium Entities that is likely to increase any Tax liability of the other Parent Party or its Affiliates without the consent, not to be unreasonably withheld or delayed, of the other Parent Party.

        8.6   Notification of Proceedings. If CM (or any of its Affiliates) receives written notice of any Tax matter with respect to any LMI Belgium Entity that would affect LMI (or any of its Affiliates), or LMI (or any of its Affiliates) receives written notice of any Tax matter with respect to any LMI Belgium Entity that would affect CM (or any of its Affiliates), the Parent Party receiving such written notice must promptly (and in any event within seven calendar days) notify the other Parent Party; provided, however, that the failure of any Parent Party to so notify the other Parent Party will not impair such Parent Party's rights under this Agreement or release, in whole or in part, the other Parent Party from its obligations under this Agreement, except to the extent (and solely to the extent) that the first Parent Party's failure to so notify has materially damaged the other Parent Party in respect of such Tax matter.

        8.7   Cooperation. LMI and CM shall use their commercially reasonable efforts to cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return, refund claim or Tax controversy matter with respect to any LMI Belgium Entity (or any entity in which an LMI Belgium Entity holds an interest), or any of their respective activities. Such cooperation shall include making available any information, records and documents in their possession or under their control related to any LMI Belgium Entity that is relevant to the preparation or audit of any Tax Return, refund claim or Tax controversy matter with respect to any LMI Belgium Entity or any of their respective activities. Any information provided or obtained under this Section 8.7 shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, Tax audits, Tax claims or Tax litigation or as required by Law.

        8.8   Record Retention. LMI and CM must retain and provide to each other upon reasonable request any records or other information (including accounting work papers) that are in their possession or readily obtainable and that may be relevant to any Tax matter with respect to any LMI Belgium Entity (or any entity in which an LMI Belgium Entity holds an interest), or examination, proceeding, or determination with respect thereto. Without limiting the generality of the foregoing, LMI and CM must retain, until the applicable statutes of limitations (including any extensions) plus 90 days have expired, copies of all Tax Returns, supporting work papers, and other records or information that may be relevant to any Tax Returns of any LMI Belgium Entity (or any entity in which an LMI Belgium Entity holds an interest), and must not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.

        8.9   Tax Covenant. The CM Parties shall not take any action (or cause any action to be taken) or make any election (or cause any election to be made) that would cause any of CMB I, CMB II, CMI, CM or Belgian Cable Holdings to not be classified as a entity that is disregarded as separate from UPC for U.S. federal income tax purposes for any taxable period (or portion thereof) ending on or before the date that all of the transactions contemplated by the Restructuring Agreement have been consummated. The CM Parties shall not cause Belgian Cable Holdings to transfer any of its assets prior to the consummation of the Restructuring.

ARTICLE IX
GENERAL PROVISIONS

        9.1   Further Assurances. The Parties will and will procure (so far as is within their respective power) any third party as necessary to do such acts and things and execute such deeds and documents as may be necessary fully and effectively to give effect to this Agreement. LMI shall not, and shall cause its Controlled Affiliates not to, take any action or (except in the case of Section 5.1(c) of the Second Amended Shareholders Agreement) omit to take any action that will or would be reasonably likely to conflict with, result in a breach or violation of, (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination, cancellation, acceleration, repurchase, prepayment, repayment, or increased payments) under, or give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay, or make increased payments) under, or result in the loss or modification of any material benefit under, Sections 2.2(c), 5.1(c), 5.3, 5.4 or 6.8(b) of the Second Amended Shareholders Agreement or Sections 8.12, 17.2 or 17.3 of CAHB Partnership Agreement, each as to be in effect on the completion of the Restructuring.

        9.2   Survival of Certain Provisions. All representations and warranties contained in this Agreement will survive the execution and delivery hereof and the Closing hereunder and continue in full force and effect for a period of 18 months following the Closing Date; provided, however, that (a) all of the representations and warranties contained in Sections 4.1 through 4.6 (LMI's Transactional Warranties) and 4.18 (Tax Warranties), and Article V (CM Warranties) will survive the execution and delivery hereof and the Closing hereunder and continue in full force and effect until the expiration of the applicable statutes of limitations and (b) with respect to an inaccuracy or breach of a representation or warranty that the Party giving such representation or warranty knew was inaccurate or breached on the date of this Agreement, such representation or warranty will continue in full force and effect with respect to such inaccuracy or breach until the expiration of the applicable statute of limitations. The covenants and agreements made by each Party in this Agreement will survive the Closing without limitation (except pursuant to their terms). Any representation, warranty, or covenant that is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the above-stated periods will survive with respect to such claim or dispute until the final resolution thereof.

        9.3   Interpretation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The Article, Section and Exhibit headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. In this Agreement, any reference to a Party's "knowledge" and facts "known" by such Party means (a) in the case of LMI, LMI's actual knowledge after inquiry by LMI of John Malone, Robert Bennett and David Koff and (b) in the case of UPC, UPC's actual knowledge after inquiry by UPC of Gene Schneider, Michael Fries and Shane O'Neill, provided that it is understood that none of the individuals specified in (a) or (b) is himself required to make any inquiries.

        9.4   Notice Provisions. Except as expressly provided herein, notices and other communications provided for herein will be in writing and will be delivered (i) by hand or courier service or mailed (certified or registered mail, postage prepaid, return receipt requested) or (ii) sent by fax, with a copy to be sent by one of the methods of delivery specified in section (i) above. Any notice properly given will be effective upon receipt or refusal of service:

          (a)   if to Liberty Media International, Inc., Liberty Media Corporation, Belgian Cable GP, LLC or Belgian Cable GP II, LLC, to it at:

      12300 Liberty Boulevard
      Englewood, Colorado 80112
      Attention: Ms. Elizabeth Markowski, Senior Vice President, Public Affairs
      Fax: +1 720 875 5858

      with a copy to:

      Liberty Media International, Inc.
      Michelin House
      81 Fulham Road
      London SW3 6DR
      Attention: Mr. David Koff, Senior Vice President
      Fax: +44 (0)20 7225 4695

      and

      Baker Botts
      99 Gresham Street
      London EC2V 7BA
      Attention: Mr. Paul Landen
      Fax: +44 (0)20 7726 3404

          (b)   if to United Pan-Europe Communications N.V., chello Media Investments B.V., chello Media Belgium I B.V. or chello Media Belgium II B.V., to it at:

      Boeing Avenue 53
      Schiphol Rijk 1119 PE
      The Netherlands
      Attention: Legal Department
      Fax: +31 20 779 9871

      with a copy to:

      UnitedGlobalCom, Inc.
      4643 South Ulster Street, Suite 1300
      Denver, CO 80237
      Attention: Legal Department and President
      Fax: +1 303 770-4207

      and

      Holme Roberts & Owen LLP
      1700 Lincoln Street, Suite 4100
      Denver, CO 80203
      Attention: W. Dean Salter, Esq.
                        Paul G. Thompson, Esq.
      Fax: + 1 303 866 0200

        9.5   Assignment. No Party will, nor will it agree to, assign or otherwise transfer, all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Parties.

        9.6   Confidentiality. Subject to Section 9.7, the Parties will each treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

          (a)   the provisions of this Agreement and any agreement entered into pursuant to this Agreement, including for the avoidance of doubt, details of the Aggregate Purchase Price;

          (b)   the negotiations relating to this Agreement (and such other agreements); or

          (c)   each Party's business, financial or other affairs or those of its Affiliates;

        9.7   Permitted Disclosure. Section 9.6 will not prohibit disclosure or use of any information if and to the extent:

          (a)   the disclosure is required by law, or any regulatory body or the rules and regulations of any recognized stock exchange or listing authority;

          (b)   the disclosure or use is required to vest the full benefit of this Agreement in an LMI Party or a CM Party, as the case may be;

          (c)   the disclosure or use is required for the purpose of any judicial proceedings arising out of or in connection with this Agreement or any other agreement entered into, under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

          (d)   the disclosure is made to professional advisors of an LMI Party or a CM Party subject to an equivalent obligation of confidentiality to that set out in this Article IX;

          (e)   the information becomes publicly available (other than by breach of this Agreement); or

          (f)    the information is independently developed before or after the Closing Date by the Party to whom such information was disclosed,

provided that prior to disclosure or use of any information pursuant to Section 9.7(a), (b) or (c) (except in the case of disclosure to a taxation authority), any Party from whom such disclosure or use is required will promptly notify each other Party from whom such information was received or obtained of such requirement with a view to providing such other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

        9.8   Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver will be effective only if in writing signed by the Party against which such waiver is to be asserted. No course of dealing will be deemed to amend, waive or discharge any provision of this Agreement. Except as otherwise provided herein, no delay in the exercise of any right will operate as a waiver of such right. No single or partial exercise of any right will preclude its further exercise. A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

        9.9   Entire Agreement. The provisions of this Agreement and the documents and instruments referred to herein set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, with respect to such subject matter.

        9.10 Severability. Wherever possible each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement. In such event, this Agreement will be construed to give effect to the original intent of the Parties to the maximum extent possible.

        9.11 Costs. Save as otherwise expressly provided in this Agreement, each of the Parties will pay its own costs and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement. The fees and expenses of Baker Botts LLP, Arendt & Medernach and Freshfields in respect of any assistance either or both of them have provided or will provide under the terms of their engagement by LMI or any of its Affiliates from and after November 1, 2004 in respect of the completion of the Restructuring (but not in respect of the negotiation and execution of this Agreement) shall be paid by UPC.

        9.12 Governing Law. This Agreement, and all rights, remedies and obligations of the Parties hereunder, will be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or its operations, each of the Parties unconditionally accepts the exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and Judgments thereof may be appealed. In any such judicial proceeding, the Parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by hand delivery or by nationally recognized courier service or United States Express Mail. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        9.13 Authorized Agent. Each of the CM Parties hereby appoints UnitedGlobalCom, Inc., 4643 South Ulster Street, Suite 1300, Denver, CO 80237 Attention: Legal Department and President, Fax: +1 303 770-4207 as its authorized agent (the "Authorized Agent") upon which process may be served in any action arising out of or based upon this Agreement or the transactions contemplated hereby that may be instituted in any court by any Party and expressly consents to the jurisdiction of any such court, but only in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Each of the CM Parties represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and each of the CM Parties agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If the Authorized Agent shall cease to act as any CM Party's agent for service of process, such CM Party shall appoint without delay another such agent and notify LMC and the LMI Parties of such appointment in the manner provided in Section 9.4. With respect to any such action in the courts, service of process upon the Authorized Agent in the manner provided in Section 9.4 at the address indicated above and written notice of such service to each CM Party given as provided in Section 9.4 shall be deemed, in every respect, effective service of process upon such CM Party.

        9.14 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

        9.15 Counterparts. This Agreement may be entered into in any number of counterparts, all of which taken together will constitute one and the same instrument and will become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Any Party may enter into this Agreement by signing any such counterpart. Any of such counterparts may be executed in facsimile.

        9.16 Enforcement. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party or its representatives and that any such breach may cause the other Parties irreparable harm. Accordingly each Party agrees that, in the event of any breach or threatened breach of this Agreement by a Party, the other Parties, in addition to any other remedies at law or in equity it may have, will be entitled, without the requirement of posting a bond or providing a cross-undertaking in damages or other security, to equitable relief, including injunctive relief and an order for specific performance.

        9.17 Restructuring. The CM Parties agree that, except as agreed by LMI in writing in advance, they shall cause Belgian Cable Holdings to effect the Restructuring as set forth in the Restructuring Documents on the date hereof without modification.

        9.18 No Benefit to Others. Except as expressly set forth herein, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns, and they will not be construed as conferring and are not intended to confer any rights, remedies, obligations, or liabilities on any other Person, unless such Person is expressly stated to be entitled to any such right, remedy, obligation or liability.

        9.19 Assumption of Liabilities. The CM Parties hereby assume all liabilities of LMC, LMI and their respective Affiliates to pay any compensation that is or may become payable pursuant to the terms of the Ancillary Documents resulting from any action by CM or any other CM Affiliate.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the Parties (other than LMC) have caused this Partnership Interest Sale and Purchase Agreement to be executed and delivered by their respective officers or other authorized Persons thereunto duly authorized, all as of the date first written above.

LIBERTY MEDIA INTERNATIONAL, INC.
By:	/s/ ELIZABETH M. MARKOWSKI
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
BELGIAN CABLE GP, LLC
By:	Liberty Media International, Inc., its sole member
By:	/s/ ELIZABETH M. MARKOWSKI
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
BELGIAN CABLE GP II, LLC
By:	Liberty Media International, Inc., its sole member
By:	/s/ ELIZABETH M. MARKOWSKI
Name:	Elizabeth M. Markowski
Title:	Senior Vice President
UNITED PAN-EUROPE COMMUNICATIONS N.V.
By:	/s/ JOHN BABB
Name:	John Babb
Title:	Attorney-in-fact
CHELLO MEDIA INVESTMENTS B.V.
By:	/s/ ANTON M. TUIJTEN
Name:	Anton M. Tuijten
Title:	Managing Director
By:	/s/ E.F. GEORG ZIELINSKI
Name:	E.F. Georg Zielinski
Title:	Attorney-in-fact

CHELLO MEDIA BELGIUM I B.V.
By:	/s/ ANTON M. TUIJTEN
Name:	Anton M. Tuijten
Title:	Managing Director
By:	/s/ E.F. GEORG ZIELINSKI
Name:	E.F. Georg Zielinski
Title:	Attorney-in-fact
CHELLO MEDIA BELGIUM II B.V.
By:	/s/ ANTON M. TUIJTEN
Name:	Anton M. Tuijten
Title:	Managing Director
By:	/s/ E.F. GEORG ZIELINSKI
Name:	E.F. Georg Zielinski
Title:	Attorney-in-fact

        IN WITNESS WHEREOF, LMC has caused this Partnership Interest Sale and Purchase Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first written above and for the purposes of Article VII and Section 9.19 only.

LIBERTY MEDIA CORPORATION
By:	/s/ ELIZABETH M. MARKOWSKI
Name:	Elizabeth M. Markowski
Title:	Senior Vice President

EXHIBIT A

CERTAIN DEFINED TERMS

        As used in this Agreement, the following terms have the indicated meanings:

        "Affiliate" with respect to a Person means any other Person Controlling, Controlled by or under common Control with the first Person. For purposes of this definition, no CM Affiliate and none of InvestCo 1, InvestCo 2 or Belgian Cable Investors or Telenet or any of its Subsidiaries shall be deemed to be an Affiliate of LMI.

        "Amended Restructuring Agreement" means the Restructuring Agreement as amended by the Restructuring Agreement Amendment.

        "CAHB Partnership Agreement" means the partnership agreement attached as an exhibit to the Restructuring Agreement Amendment.

        "CDPQ" means CDP Capital Communications Belgique, Inc.

        "CM Affiliate" means UnitedGlobalCom, Inc., a Delaware corporation, and any Person Controlled by UnitedGlobalCom, Inc.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Code Section" means a specified section of the Code and the applicable Treasury Regulations promulgated thereunder.

        "Contract" means any note, bond, indenture, debenture, security agreement, trust agreement, mortgage, lease, contract, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument, understanding, commitment or obligation, whether oral or written.

        "Control" and derivative terms mean the ability to direct or cause the direction (whether through the ownership of voting securities, by contract or otherwise), directly or indirectly, of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities, by contract or otherwise) the decision of such Person to engage in the particular conduct at issue.

        "Controlled Affiliate" means with respect to a Person any Affiliate of such Person that is Controlled by such Person.

        "dollars" or "$" means the lawful currency of the United States of America.

        "Encumbrance" means any (a) security agreement, conditional sale or other title retention agreement; (b) lease, consignment, or bailment given for security purposes; and (c) claim, charge, mortgage, security, lien, prohibition against transfer, pledge, encumbrance, adverse interest, option, equity, power of sale, hypothecation or other third party rights, right of pre-emption, right of first refusal, security interest, attachment, exception to or defect in title, or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases, and licenses) of any kind, but excluding any of the foregoing created or imposed by or pursuant to this Agreement.

        "GAAP" means U.S. generally accepted accounting principles as in effect on the date hereof, consistently applied.

        "Governmental Authority" means any national, state, or local, or any foreign, court, governmental department, commission, authority, board, bureau, agency, official, or other instrumentality.

        "Indemnified Parties" means any of the Liberty Indemnified Parties or the CM Indemnified Parties, as the case may be.

        "InvestCo 1 Initial Recapitalization Loan Notes" has the meaning given such term in the Second Amended Shareholders Agreement.

        "InvestCo 1 Initial Recapitalization Ordinary Shares" has the meaning given such term in the Second Amended Shareholders Agreement.

        "InvestCo 1 Initial Recapitalization PECs" has the meaning given such term in the Second Amended Shareholders Agreement.

        "InvestCo 1 Initial Recapitalization Preferred Shares" has the meaning given such term in the Second Amended Shareholders Agreement.

        "InvestCo 1 Loan Notes (Telenet)" has the meaning given such term in the Second Amended Shareholders Agreement.

        "InvestCo 2 Initial Recapitalization Loan Notes" has the meaning given such term in the Second Amended Shareholders Agreement.

        "InvestCo 2 Initial Recapitalization Ordinary Shares" has the meaning given such term in the Second Amended Shareholders Agreement.

        "InvestCo 2 Initial Recapitalization PECs" has the meaning given such term in the Second Amended Shareholders Agreement.

        "InvestCo 2 Initial Recapitalization Preferred Shares" has the meaning given such term in the Second Amended Shareholders Agreement.

        "InvestCo 2 Loan Notes (Telenet)" has the meaning given such term in the Second Amended Shareholders Agreement.

        "Judgment" means any judgment, writ, order, decree, injunction, award, restraining order, or ruling of or by any court, judge, justice, arbitrator, or magistrate, including any bankruptcy court or judge, and any writ, order, decree or ruling of or by any Governmental Authority.

        "Legal Proceeding" means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

        "Liberty Belgium, Inc." means Liberty Belgium, Inc., a Delaware corporation, which was the predecessor entity to Belgian Cable Holdings.

        "LMI Account" means the account in the name of Liberty Media International, Inc. at Mellon Bank, Pittsburg, Pennsylvania, ABA number 043000261, account number 007-9775.

        "Loss" means any claim, demand, suit, action, proceeding, cost, damage, disbursement, expense, Tax, liability, Judgment, loss, deficiency, obligation, fine or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties and related reasonable legal, accounting and other professional fees and expenses.

        "Luxembourg" means the Grand Duchy of Luxembourg.

        "Material Adverse Effect" means, with respect to any Person, any event, change, or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent that such event, change or effect is attributable to or results from (i) changes affecting the securities or capital markets or economic conditions generally in the country or countries in which such Person or group of Persons conduct their businesses or (ii) changes affecting the industries in which such Person or group of Persons operate generally (as opposed to changes affecting any such Person or group of Persons specifically or predominantly).

        "Merrill" means Merrill Lynch & Co. in respect of the Merrill Letter or Merrill Lynch Capital Corporation in respect of the Merrill Loan Assignment Agreement, as the context requires.

        "Merrill Letter" means the letter agreement, dated December 15, 2003, between Merrill and Liberty Belgium, Inc.

        "Merrill Loans" means the "Merrill Loan" as such term is defined in the Amended Restructuring Agreement.

        "Merrill Loan Assignment Agreement" has the meaning given such term in the Amended Restructuring Agreement.

        "MLPE" means ML Private Equity Associates L.L.C.

        "Motorola Bridge Loan" has the meaning given such term in the Amended Restructuring Agreement.

        "Motorola Bridge Loan Assignment Agreement" has the meaning given such term in the Amended Restructuring Agreement.

        "Motorola New Subordinated Note" has the meaning given such term in the Amended Restructuring Agreement.

        "Parent Party" means LMI or CM, as applicable.

        "Parties" means LMI, LMC, LMI GP 1, LMI GP 2, CM, CMB I and CMB II.

        "Person" means any individual, corporation, company, limited liability company, joint venture, governmental authority, business association or other entity.

        "Post-Closing Period" means any period that begins after the time of the Closing on the Closing Date and, with respect to any period that begins on or before the Closing Date and ends after the Closing Date, the portion of that period beginning after the time of the Closing on the Closing Date.

        "Pre-Closing Period" means any period that ends prior to the Closing Date or at the time of the Closing on the Closing Date and, with respect to any period that begins before the Closing Date and ends on or after the Closing Date, the portion of that period ending at the time of the Closing on the Closing Date.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Subsidiary" means, with respect to any Person:

          (a)   a corporation a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such stock is subject to a voting agreement or similar restriction,

          (b)   a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or

          (c)   any entity (other than a corporation, partnership, or limited liability company) in which such Person, a Subsidiary of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (ii) in the absence of such a governing body, at least a majority ownership interest.

        "Tax" or "Taxes" means all taxes, however denominated, including any monetary adjustments, interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Tax Authority, which taxes include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, third party's income withholding taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business or municipal license taxes, occupation taxes, real and personal property taxes, escheat amounts, stamp taxes, environmental taxes, severance taxes, production taxes, transfer taxes, workers' compensation, governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

        "Tax Authority" means any U.S. federal, state, or local, or any foreign, taxing authority.

        "Tax Returns" means all returns, declarations, reports, forms, claims for refund, estimates, information returns, and statements and other documentation, including amendments, required to be maintained or filed with or supplied to any Tax Authority in connection with any Taxes.

        "Treasury Regulations" means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

        "U.S." means the United States of America.

        As used in this Agreement, the following terms have the meanings ascribed thereto in the Sections set forth opposite such terms:

Term	Section
Action	7.3
Aggregate Purchase Price	2.1
Agreement	Preamble
Ancillary Documents	3.2
Authorized Agent	9.13
Belgian Cable Holdings	Recitals
CAHB	Recitals
CAHB LLC Agreement	Recitals
Closing	1.3
Closing Date	1.3
CM	Preamble
CMB I	Preamble
CMB II	Preamble
CMI	5.7
CM Indemnified Party	7.2
CM Parties	Preamble
CPE	Recitals
Debt Documents	4.7
Evercore Shareholders	Recitals
General Partnership Interest 1	Recitals
General Partnership Interest 2	Recitals
GP 1 Purchase Price	2.1
GP 2 Purchase Price	2.1
Indemnifying Party	7.3

Interest Factor	Exhibit B
InvestCo 1	Recitals
InvestCo 2	Recitals
Lehman	Recitals
Lehman Engagement Letter	Recitals
Letter Agreement	Recitals
Liberty Indemnified Party	7.1
LMC	Preamble
LMI	Preamble
LMI Belgium Entities	4.18
LMI GP 1	Preamble
LMI GP 2	Preamble
LMI Parties	Preamble
Merrill Additional Funding 1	Exhibit B
Merrill Additional Funding 2	Exhibit B
Merrill Loan Cost 1	Exhibit B
Merrill Loan Cost 2	Exhibit B
Motorola Bridge Loan Cost	Exhibit B
Motorola New Sub Cost	Exhibit B
Motorola New Subordinated Note Acquisition Agreement	3.2(f)
Partnership Interests	Recitals
Restructuring	Recitals
Restructuring Agreement	Recitals
Restructuring Agreement Amendment	Recitals
Restructuring Documents	3.2(e)(i)
Second Amended Shareholders Agreement	Recitals
Settlement Agreement	Recitals
Telenet	Recitals
UPC	Preamble

EXHIBIT B

AGGREGATE PURCHASE PRICE

        The "Aggregate Purchase Price" was calculated as an amount of cash in US dollars equal to the sum of:

          (a)   an amount equal to $7,084,656.62 (the "Motorola Bridge Loan Cost"), plus (i) an amount equal to 38.5% of the amount of interest accrued on 66.04% of the principal amount of the Motorola Bridge Loan during the period from and including March 31, 2004 to and including the date of this Agreement and (ii) interest on the Motorola Bridge Loan Cost for the period from and including March 31, 2004 to and including the date of this Agreement at the Interest Factor;

          (b)   an amount equal to $20,249,995.08 (the "Merrill Loan Cost 1"), plus (i) an amount equal to 38.5% of the amount of interest accrued and accreted on $27,096,862.31 of the principal amount of the Merrill Loans during the period from and including December 16, 2003 to and including the date of this Agreement and (ii) interest on the Merrill Loan Cost 1 for the period from and including December 16, 2003 to and including the date of this Agreement at the Interest Factor;

          (c)   an amount equal to $53,818,193.99 (the "Merrill Loan Cost 2"), plus (i) an amount equal to 38.5% of the amount of interest accrued and accreted on €58,571,193.32 of the principal amount of the Merrill Loans during the period from and including December 16, 2003 to and including the date of this Agreement and (ii) interest on the Merrill Loan Cost 2 for the period from and including December 16, 2003 to and including the date of this Agreement at the Interest Factor (in the case of clause (i), converted to US dollars on a monthly basis using the Bloomberg average monthly euro to US dollar composite exchange rate measured at the close of business in New York, New York on the last day of the applicable period);

          (d)   an amount equal to $2,249,197.73 (the "Merrill Additional Funding 1"), plus (i) an amount equal to 38.5% of the amount of interest accrued and accreted on $2,249,197.73 of the principal amount of the Merrill Loans during the period from and including June 30, 2004 to and including the date of this Agreement and (ii) interest on the Merrill Additional Funding 1 for the period from and including June 30, 2004 to and including the date of this Agreement at the Interest Factor;

          (e)   an amount equal to $1,000,000 (the "Merrill Additional Funding 2"), plus (i) an amount equal to 38.5% of the amount of interest accrued and accreted on $1,000,000 of the principal amount of the Merrill Loans during the period from and including September 29, 2004 to and including the date of this Agreement and (ii) interest on the Merrill Additional Funding 2 for the period from and including September 29, 2004 to and including the date of this Agreement at the Interest Factor;

          (f)    an amount equal to $20,147,945.21 (the "Motorola New Sub Cost"), plus (i) an amount equal to 38.5% of the amount of original issue discount accrued on the Motorola New Subordinated Note from and including June 30, 2004 to and including the date of this Agreement and (ii) interest on the Motorola New Sub Cost for the period from and including June 30, 2004 to and including the date of this Agreement at the Interest Factor;

          (g)   an amount equal to $250,000, plus interest on such amount for the period from and including November 11, 2003 to and including the date of this Agreement at the Interest Factor; and

B-1

          (h)   an amount equal to $5,000,000 (which is the agreed amount of LMI's and its Affiliates' costs of consultants and internal out-of-pocket costs associated with its prospective investment in Telenet incurred prior to November 1, 2004).

        For purposes of this exhibit, the term "Interest Factor" shall mean simple interest accruing daily on the specified amount from the specified date at an interest rate equal to 4% per annum.

B-2

EXHIBIT C

FORM OF BAKER BOTTS L.L.P. OPINION

C-1

EXHIBIT D-1

FORM OF HOLME ROBERTS & OWEN LLP LEGAL OPINION

D-1-1

EXHIBIT D-2

FORM OF ALLEN & OVERY LLP LEGAL OPINION

D-2-1

EXHIBIT E

LOAN DOCUMENTATION

1.     Motorola Bridge Loan

  A.
  Bridge Term Loan Agreement dated as of August 9, 2002 between InvestCo 1 and Motorola, Inc.

  B.
  Loan Note dated August 9, 2002 between InvestCo 1 and Motorola, Inc.

  C.
  Security and Pledge Agreement dated as of August 9, 2002 between InvestCo 1 and Motorola, Inc.

  D.
  Share and Option Pledge Agreement dated as of August 9, 2002 between InvestCo 1 and Motorola, Inc.

  E.
  Release of Pledge over Options dated March 31, 2004 between InvestCo 1 and Motorola, Inc.

  F.
  Assignment Agreement dated March 31, 2004 between Motorola, Inc., Liberty Belgium, Inc., Evercore, CDPQ, MLPE, InvestCo 1, CAHB and CPE

  G.
  Share Pledge Assignment Agreement dated March 31, 2004 between Motorola, Inc., Liberty Belgium, Inc., Evercore, CDPQ, MLPE and InvestCo 1

2.     Merrill Loans

  A.
  First Amended and Restated Credit Agreement amended and restated as of August 9, 2002 between CPE, Callahan Associates Holding (Germany 1) LLC, CAHB, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation

  B.
  First Amended and Restated Security Agreement amended and restated as of August 9, 2002 between CPE, Callahan Associates Holding (Germany 1) LLC, CAHB, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation

  C.
  Pledge Agreement dated April 2, 2001 between CAHB and Merrill Lynch Capital Corporation; Pledge Agreement dated July 13, 2000 between Callahan Associates Holdings (Germany 1) LLC and Merrill Lynch Capital Corporation

  D.
  Partial Release and Amendment Agreement of Pledge of Securities dated August 9, 2002 between CAHB and Merrill Lynch Capital Corporation

  E.
  Pledge Agreement dated August 9, 2002 between CAHB and Merrill Lynch Capital Corporation

  F.
  Limited Waiver and Standstill Agreement dated August 9, 2002 between CPE, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation

  G.
  Assignment Agreement dated December 15, 2003 between Merrill Lynch Capital Corporation, Liberty Belgium, Inc., CPE, CAHB and Callahan Associates Holding (Germany 1) LLC

  H.
  Option Pledge Agreement dated April 19, 2004 between CAHB and Liberty Belgium, Inc.

  I.
  Amendment Agreement dated June 29, 2004 between LMI, Liberty Belgium, Inc., CPE, CAHB, Richard Callahan, Andrew Sukawaty and Brian Cook

  J.
  Option Pledge Agreement (re additional advance) dated June 30, 2004 between CAHB and Liberty Belgium, Inc.

E-1

  K.
  Amendment Agreement dated September 29, 2004 between LMI, Liberty Belgium, Inc., CPE, CAHB, Richard Callahan and Andrew Sukawaty

  L.
  Option Pledge Agreement (re further additional advance) dated September 29, 2004 between CAHB and Liberty Belgium, Inc.

3.     Motorola New Subordinated Note

  A.
  US$350,000,000 Note and Warrant Purchase Agreement dated March 2, 2001 between CPE and Motorola, Inc.

  B.
  Restructuring Agreement dated April 1, 2004 between CPE and Motorola, Inc.

  C.
  6% Redeemable Subordinated Note dated April 1, 2004 issued by CPE to Motorola, Inc.

  D.
  Assignment Agreement dated April 1, 2004 between Motorola, Inc., Liberty Belgium, Inc. and LMI

  E.
  Note Power dated June 30, 2004 granted by Motorola, Inc. to Liberty Belgium, Inc.

E-2

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PARTNERSHIP INTEREST SALE AND PURCHASE AGREEMENT